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                                                                    EXHIBIT 99.1

                STARWOOD LODGING PURCHASES THE GRAND HOTEL TO BE
                   RENAMED THE WESTIN HOTEL, WASHINGTON, D.C.


         LOS ANGELES, California (January 5, 1996) -- Starwood Lodging Trust (the "Trust"), a real estate investment trust, and Starwood Lodging Corporation (the "Corporation"), a hotel management and operating company, whose shares are paired and trade on the New York Stock Exchange (NYSE: HOT), today announced they have completed the purchase of the Grand Hotel, a 263-room (including 25 suites) luxury property located in the Georgetown area of Washington, D.C. on the corner of M and 24th Streets. The Hotel will be managed by the Corporation and franchised by Westin Hotels and Resorts and will be renamed the Westin Hotel, Washington, D.C., effective February 1, 1996.

         The Trust's and the Corporation's total purchase price of $33 million represents a price of $125,000 per room, or approximately 50% of replacement cost. The Trust structured an earn-out payment to the seller based upon the asset meeting certain cash-flow targets. The Grand Hotel was built in 1984, and is located directly across the street from the Park Hyatt Hotel, for which Hyatt paid $194,000 per room in late 1995, and is catty-corner to the ANA Hotel, which was acquired in 1990 at a cost of $244,000 per room. The Grand Hotel lobby, guestrooms and public space have all been recently renovated, and one of the hotel's restaurants has undergone a complete refurbishment and has reopened as the M-Street Cafe. The Trust will complete the public-area and soft-goods renovation already under way and continue to upgrade the property over the next 12 months at an anticipated cost of approximately $2 million.

         Barry S. Sternlicht, chairman and chief executive officer of the Trust, stated, "The Grand Hotel is illustrative of the type of quality assets that Starwood intends to acquire. This first-class hotel is located in a major metropolitan area with strong occupancy and significant barriers to entry that make future increases in the competitive supply less likely. The addition of the Westin brand should help us drive rate and occupancy so that the brand can take its proper place among Washington, D.C.'s best hotels."

         Jeffrey C. Lapin, president and chief operating officer of the Trust, added, "Implementation of Starwood management and conversion to a Westin franchise will enable the Trust to reposition the asset and improve revenues over current levels. The property is currently underperforming as compared to its competitors and the overall market."

         Including the Grand Hotel and the announced acquisition of the Doubletree portfolio and the Boston Park Plaza Hotel, the Trust and the Corporation will have closed on eleven hotel transactions aggregating approximately 4,170 rooms at a total acquisition cost of approximately $336 million since the completion of their $271 million public offering in July 1995.





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         The Trust, which conducts all of its business as the general partner of SLT Realty Limited Partnership, is the only hotel REIT whose shares are paired with those of a hotel operating company, Starwood Lodging Corporation. Including the Grand Hotel and the announced acquisitions, the Trust will own equity and mortgage interests in 53 hotels with approximately 12,400 rooms located in 21 states and the District of Columbia, including two hotel/casinos located in Las Vegas. The equity portfolio includes 27 franchise locations, such as Embassy Suites, Marriott, Sheraton, Doubletree, Radisson, Holiday Inn and Best Western, as well as 13 independent properties.

         The Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly or through third-party management companies.





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